EIGHTH RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
OF
WINTEGRA, INC.

Wintegra, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Wintegra, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 26, 2000. The Seventh Restated and Amended Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 9, 2006.

SECOND: This Eighth Restated and Amended Certificate of Incorporation restates and integrates and further amends the Restated and Amended Certificate of Incorporation of the Corporation and has been duly adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Eighth Restated and Amended Certificate of Incorporation was given by written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The text of the Seventh Restated and Amended Certificate of Incorporation is hereby amended and restated in its entirety as follows:

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ARTICLE I

The name of this Corporation is Wintegra, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

I. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and "Preferred Stock". The total number of shares that this Corporation is authorized to issue is sixty two million one hundred fifty two thousand two hundred eighty two (62,152,282) shares, of which fifty million (50,000,000) shall be shares of Common Stock, US$ 0.001 par value each, and the remaining twelve million one hundred and fifty two thousand two hundred eighty two (12,152,282) shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated as Series A Preferred Stock, which series shall consist of 2,525,000 shares (“Series A Preferred Stock”) and shall have the rights, preferences, privileges and restrictions set forth herein. The second series of Preferred Stock shall be designated as Series B Preferred Stock, which series shall consist of 3,989,019 shares (“Series B Preferred Stock”) and shall have the rights, preferences, privileges and restrictions set forth herein. The third series of Preferred Stock shall be designated as Series C Preferred Stock, which series shall consist of 5,211,751 shares (“Series C Preferred Stock”) and shall have the rights, preferences, privileges and restrictions set forth herein. The fourth series of Preferred Stock shall be designated as Series D Preferred Stock, which series shall consist of 426,512 shares (“Series D Preferred Stock”) and shall have the rights, preferences, privileges and restrictions set forth herein. Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be referred to as the “Preferred Stock”. For the purposes of this Eighth Restated and Amended Certificate of Incorporation, any reference to "Preferred Stock" shall be to one combined class of shares.

The number of authorized shares of the corporation’s Common Stock and Preferred Stock set forth above in this Article IV, Section I reflects an adjustment made in connection with the Reverse Stock Split (as defined below) and shall not be reduced further for such Reverse Stock Split. For the avoidance of doubt, the number of authorized shares of Common Stock set forth above in this Article IV, Section I has been both subjected to the Reverse Stock Split and, thereafter, increased to realize the total of 50,000,000 authorized shares.

Immediately upon the filing of this Eighth Restated and Amended Certificate of Incorporation, each two (2) outstanding and authorized shares of Common Stock will be exchanged, converted and combined, automatically and without further action, into one (1) share of Common Stock, and each two (2) outstanding and authorized shares of each series of Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Preferred Stock of such series. Such combination shall be effected on a holder-by-holder basis, and no fractional shares shall be issued as a result of such combination (the “Reverse Stock Split”). Any holder of Common Stock or Preferred Stock who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal (i) to the fraction of such share of Common Stock or Preferred Stock to which the stockholder would otherwise be entitled multiplied by (ii) the fair market value of one such share as determined by the Board of Directors.

All adjustments hereto required by applicable provisions of the Company’s prior Certificate of Incorporation as a result of the Reverse Stock Split, whether to the Company’s capital stock or otherwise, have been reflected in this Eighth Restated and Amended Certificate of Incorporation such that this Eighth Restated and Amended Certificate of Incorporation shall be read and interpreted as set forth on its face, without adjustment or correction.

II. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock, are as set forth below in this Article IV(II).

1. Dividend Provisions.

(i) The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, out of funds legally available therefore, non-cumulative dividends at the rate of 8% of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price respectively (as defined below) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per annum per share, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation other than the Preferred Stock, payable when and as declared by the Board of Directors of the Corporation. If such dividends on the Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Common Stock.

2. Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of any other series of Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i)  four dollars and sixty-eight point ninety-two cents (US$4.6892) for each outstanding share of Series D Preferred Stock (the “Original Series D Issue Price”) plus annual interest at the rate of 90 days LIBOR plus 1.0%, for the period that has passed since the date of the first issuance of any Series D Preferred Stock (the "D Purchase Date"), for such purpose, setting the 90 day LIBOR rate as of the D Purchase Date, and updating the LIBOR rate every 90 days thereafter, plus (ii) all declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like)(collectively, the “D Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid D Preference Amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(i). Notwithstanding anything otherwise stated herein, in the event that investors in any subsequent financing round of the Corporation shall be entitled to liquidation rights that are more favorable than the liquidation rights attached to the Series D Preferred Stock (other than the mere fact that the original issue price of such future stock may be different than the Original Series D Issue Price), then the holders of shares of Series D Preferred Stock shall be entitled to those more favorable liquidation rights and such more favorable liquidation rights shall be automatically deemed to apply to the Series D Preferred Stock without need of any further amendment hereto.

(ii) Upon the completion of the distribution required by subsection (i) of this Section 2, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series C Preferred Stock in accordance with the provision of Section (II)(2)(ii) of this Article IV. In such event, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) ) three dollars and thirty point zero one cents (US$3.3001) for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) plus annual interest at the rate of 90 days LIBOR plus 1.0%, for the period that has passed since the date of the first issuance of any Series C Preferred Stock (the "C Purchase Date"), for such purpose, setting the 90 day LIBOR rate as of the C Purchase Date, and updating the LIBOR rate every 90 days thereafter, plus (ii) all declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like)(collectively, the “C Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid C Preference Amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the amount of such Series C Stock owned by each such holder. Notwithstanding anything otherwise stated herein, in the event that investors in any subsequent financing round of the Corporation shall be entitled to liquidation rights that are more favorable than the liquidation rights attached to the Series C Preferred Stock (other than the mere fact that the original issue price of such future stock may be different than the Original Series C Issue Price), then the holders of shares of Series C Preferred Stock shall be entitled to those more favorable liquidation rights and such more favorable liquidation rights shall be automatically deemed to apply to the Series C Preferred Stock without need of any further amendment hereto; provided however, that the liquidation rights of the Series D Preferred Stock shall always be in priority and preference to the Series C Preferred Stock.

(iii) Upon the completion of the distribution required by subsections (i) and (ii) of this Section 2, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series B Preferred Stock in accordance with the provision of Section (II)(2)(iii) of this Article IV. In such event, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, in an amount per share equal to the sum of (i) five dollars and fifty-one point three one two cents (US$5.51312) for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) plus annual interest at the rate of 90 days LIBOR plus 1.0%, for the period that has passed since the date of the first issuance of any Series B Preferred Stock (the "B Purchase Date"), for such purpose, setting the 90 day LIBOR rate as of the B Purchase Date, and updating the LIBOR rate every 90 days thereafter, plus (ii) all declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) (collectively, the “B Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid B Preference Amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such Series B Stock owned by each such holder.

(iv) Upon the completion of the distribution required by subsections (i) and (ii) and (iii) of this Section 2, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock in accordance with the provision of Section (II)(2)(iv) of this Article IV. In such event, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) two dollars (U$2.00) for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) plus annual interest at the rate of 90 days LIBOR plus 1.0%, for the period that has passed since the date of issuance of any Series A Preferred Stock (the "A Purchase Date"), for such purpose, setting the 90 day LIBOR rate as of the A Purchase Date and updating the LIBOR rate every 90 days thereafter, plus (ii) all declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) (collectively, the “A Preference Amount”). If upon the occurrence of such event, such remaining assets and funds of this Corporation available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid A Preference Amount, then the remaining assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such Series A Stock owned by each such holder.

Notwithstanding the foregoing, the respective Preference Amounts shall not be payable, if upon a liquidation or deemed liquidation, the funds or assets available for distribution yield (i) in respect of each share of Series C Preferred Stock, at least three times the Original Series C Issue Price; (ii) in respect of each share of Series B Preferred Stock, at least three times the Original Series B Issue Price; and (ii) in respect of each share of Series A Preferred Stock, at least four times the Original Series A Issue Price. The Series D Preferred Stock shall cease to receive the D Preference Amount at the same Corporation valuation as the Series Preferred C Stock no longer receives the C Preference Amount. In such event, the holders of Preferred Stock shall not be entitled to their respective Preference Amounts and shall participate ratably with the holders of Common Stock as described in Section 2(v) below.

(v) Upon the completion of the distribution required by subsections (i), (ii), (iii) and (iv) of this Section 2, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (on an as-converted basis).

(vi)     (a) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding and voting as a separate class shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or (B) a sale of all or substantially all of the assets of this Corporation ("Merger and Acquisition").

(b) In any of the events specified in Subsections 2(i), 2(ii), 2(iii), 2 (iv), 2(v) and 2(vi), the holders of Preferred Stock shall be paid for each share of such stock in cash or in securities received from the acquiring entity, or in a combination thereof, at the closing of any such transaction, amounts as set forth in subsection 2(i), 2(ii), 2(iii), 2(iv) and 2(v) above.

(c) If, in any of the events specified in Subsections 2(i), 2(ii), 2(iii), 2(iv), 2(v) and 2(vi), the consideration received by this Corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

(I) Securities not subject to restrictions on free marketability covered by Section (c)(I)(B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by an independent appraiser appointed by the Board of the Corporation with the consent of the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(II) Securities subject to restrictions on free marketability: The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (I) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and at least one director appointed by the holders of the then outstanding shares of such Preferred Stock. In the event that no mutual determination can be concluded, fair market value will be as determined by an independent appraiser appointed by the Board of the Corporation.

(d) In the event the requirements of this subsection 2(v) are not complied with, this Corporation shall forthwith either:

(I) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(II) cancel such transaction, in which event the rights, preferences and privileges of the holders of shares of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(v)(e) hereof.

(e) This Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after this Corporation has given the first notice provided for herein or sooner than five (5) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price, respectively, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion of such Preferred Share ("Conversion Rate"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price for shares of Series C Preferred Stock shall be the Original Series C Issue Price, and the initial Conversion Price for shares of Series D Preferred Stock shall be the Original Series D Issue Price; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 3(iv).

(ii) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Preferred Stock immediately upon the earlier of (i)  this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with a pre-money valuation of the Corporation of at least $200,000,000 and aggregate net proceeds of at least $30,000,000 (a “Qualified IPO”) or (ii) in relation to the Series A Preferred Stock and Series B Preferred Stock, the date specified by written consent or agreement of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock acting together, in relation to the Series C Preferred Stock, the date specified by written consent or agreement of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, and in relation to the Series D Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series D Preferred Stock. In the event of such Qualified IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such public offering at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed.

(iii) Mechanics of Conversion. Subject to the provisions of Section II.3 (ii) of this Article IV, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give a written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iv) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     (A)(I)  Series D Preferred Stock and Series C Preferred Stock. If this Corporation shall issue, after the C Purchase Date, any Additional Stock without consideration or for consideration per share less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock (in each case, the "Series C New Price"), the Conversion Price for Series C Preferred Stock in effect immediately prior to each such issuance shall forthwith be reduced, concurrently with such issuance, to a price equal to the consideration per share received by the Corporation for such shares of Additional Stock. If this Corporation shall issue, after the D Purchase Date, any Additional Stock without consideration or for consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock (in each case, the "Series D New Price"), the Conversion Price for Series D Preferred Stock in effect immediately prior to each such issuance shall forthwith be reduced, concurrently with such issuance, to a price equal to the consideration per share received by the Corporation for such shares of Additional Stock.

(II) Series B Preferred Stock. If this Corporation shall issue, after the B Purchase Date, any Additional Stock (as defined below) without consideration or for consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock (in each case, the “Series B New Price”), the Conversion Price for Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to the Series B New Price. As of the date of filing of this Restated and Amended Certificate of Incorporation, the current Conversion Price per share of Series B Preferred Stock shall be $3.3001 and no further adjustment of the Conversion Price of the Series B Preferred Stock under this Article IV 3 (iv)(i) shall be required in connection with the issuance of up to 3,946,098 shares of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated March , 2003 (the “Series C Stock Purchase Agreement”) and the issuance of warrants to purchase shares of Series C Preferred Stock pursuant to warrants issued in connection with the Series C Stock Purchase Agreement.

(III) Series A Preferred Stock. If this Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued, any Additional Stock (as defined below) without consideration or for consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock (in each case, the “Series A New Price”), the Conversion Price for Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to the Series A New Price.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount of less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4) below, no adjustment of such Conversion Price pursuant to this subsection 3(iv)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, subject to clause (F) below, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting commissions paid or incurred by this Corporation for any underwriting in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for consideration in whole or in part other than cash, subject to clause (F) below, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, subject to clause (F) below, the following provisions shall apply for all purposes of this subsection 3(iv)(i) and subsection 3(iv)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(iv)(i)(C) and (iv)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(iv)(i)(C) and (iv)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, the Conversion Price of the Series C Preferred Stock and/or the Conversion Price of the Series D Preferred Stock, respectively, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, the Conversion Price of the Series C Preferred Stock and/or the Conversion Price of the Series D Preferred Stock, respectively, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)  Shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(iv)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(iv)(i)(E)(3) or (4).

(F) If, after the D Purchase Date, together or in connection with the issuance of Additional Stock the Corporation issues any securities or convertible securities or rights or options to purchase convertible securities or Additional Stock (collectively “Related Securities”), then for purposes of the determination of the effective consideration per share of the Additional Stock and without limitation of clause (E) above, the Board of Directors shall determine in good faith the fair market value of such Related Securities, and the consideration per share of the Additional Stock for purposes of adjustment under Article II 3(iv) shall be based on the actual consideration paid for the Additional Stock less the fair market value of the Related Securities. In the event that the Board of Directors cannot determine such fair market value, it will be as determined by an independent appraiser appointed by the Board of Directors.

(ii) “Additional Stock” shall mean any shares of capital stock issued (or deemed to have been issued pursuant to subsection 3(iv)(i)(E)) by this Corporation after the D Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 3(iv)(iii) hereof; or

(B) Shares of Common Stock (excluding shares repurchased at cost by this Corporation in connection with the termination of service) issuable or issued to employees, consultants, directors or vendors of this Corporation in transactions with non-financing purposes) pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation; or

(C) Shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, in accordance with the provisions of this Section 3;

(D) Shares of the Corporation issued pursuant to the exercise of warrants to purchase shares of Series B Preferred Stock which are outstanding as of the date hereof and which are listed in the disclosure schedule to the Series D Stock Purchase Agreement;

(E) Shares of the Corporation issued pursuant to the exercise of warrants to purchase shares of Series C Preferred Stock which are outstanding as of the date hereof and which are listed in the disclosure schedule to the Series D Stock Purchase Agreement.

(F) Warrants to purchase shares of Series C Preferred Stock which warrants are outstanding as of the date hereof and which are listed in the disclosure schedule to the Series D Stock Purchase Agreement; and

(G) All shares of the Corporation issued pursuant to the exercise of warrants that are outstanding as of the date of the filing of the Sixth Restated and Amended Certificate of Incorporation.

(iii) In the event this Corporation should at any time or from time to time after the D Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, the Conversion Price of the Series C Preferred Stock and the Conversion Price of the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(iv)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the D Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, the Conversion Price of the Series C Preferred Stock and the Conversion Price of the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(iv)(iii), then, in each such case for the purpose of this subsection 3(v), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the respective Conversion Price then in effect and the number of shares purchasable upon conversion of the shares of Preferred Stock) to reflect such recapitalization.

(vii) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(viii) No Fractional Shares and Certificate as to Adjustments.

(a) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fair market value of such fractional share as reasonably determined in good faith by the Board of Directors of the Corporation.

(b) Upon the occurrence of each adjustment or readjustment of the respective Conversion Price of Preferred Stock pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) any such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(ix) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(x) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock (on a fully-diluted basis), in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, this Corporation shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(xi) Status of Converted Stock In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be cancelled and shall not be reissuable by this Corporation. The Restated and Amended Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

(xii) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

4. Voting Rights.

(i) General Voting Rights of Preferred Stock. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall vote together with the Common Stock and not as a separate class except as specifically provided for herein or as otherwise required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted.

(ii) Voting for the Election of Directors. The number of directors shall be up to seven (7) and the Board of Directors shall be elected as follows:

(i) Four directors shall be elected by the holders of the outstanding Preferred Stock and the outstanding Common Stock voting as a single class on an as-converted to Common Stock basis and in accordance with the provisions of the Fifth Amended and Restated Investors’ Rights Agreement, dated January, 2006 (the “Investors’ Rights Agreement”). The holders of the outstanding Preferred Stock and the outstanding Common Stock shall be entitled to remove or fill a vacancy in any of the directors elected pursuant to this subarticle (i) in accordance with the provisions of the Investors’ Rights Agreement.

(ii) Three directors (the “Common Stock Designees”) shall be elected by the holders of the outstanding Common Stock of the Corporation, voting as a single class and in accordance with the provisions of the Investors’ Rights Agreement. The holders of the outstanding Common Stock shall be entitled to remove or fill a vacancy in any of the Common Stock Designees in accordance with the provisions of the Investors’ Rights Agreement.

5. Redemption Rights. In the event that holders of any class of stock of the Corporation shall be entitled to demand redemption of their shares by the Corporation, then the holders of the Preferred Stock shall be entitled to the most favorable redemption rights granted to the holders of any class of stock at the same time as such class of stock but giving effect to the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price. To remove all doubt, under no circumstances will the Preferred Stock be redeemed prior to the redemption date set for any other class of stock.

6. Negative Covenants.

6.1 As long as the Preferred Stock of the Corporation represents at least 10% of the outstanding share capital of the Corporation (on an as-converted basis), then without limitation of any rights of the holders of Preferred Stock under applicable law, all the following decisions of the Corporation will require the affirmative vote at least 50% of the outstanding Preferred Stock of the Corporation, voting together as one class (provided that the voting rights of Marvel Semi-Conductor Israel Ltd. and holders of Preferred Stock who hold less than one (1%) of the outstanding shares of the Corporation (calculated on an as converted basis), shall be excluded from such a vote ):

(i) A decision which results in a Merger and Acquisition (as such term is defined in section 2(v)). This veto shall not apply: (a) with respect to the holders of Series C Preferred Stock and Series D Preferred Stock, if the transaction described herein yields funds or assets available for distribution to the holders of Series C Preferred Stock representing a multiple of three (3) times the Original Series C Issue Price for each share of Series C Preferred Stock (the“C Qualified Value”); (b) with respect to the holders of Series B Preferred Stock, if the transaction described herein yields funds or assets available for distribution to the holders of Series B Preferred Stock representing a multiple of three (3) times the purchase price per share of Series B Preferred Stock for each share of Series B Preferred Stock (the“B Qualified Value”); or (c) with respect to the holders of Series A Preferred Stock, if the transaction described herein yields funds or assets available for distribution to the holders of Series A Preferred Stock representing a multiple of four (4) times the purchase price per share of Series A Preferred Stock for each share of Series A Stock (the "A Qualified Value"). For the purpose of this SubArticle 6.1(i) only, in the event that the funds and assets available for distribution in a Merger and Acquisition shall include shares or other securities, the value of such securities for the purpose of calculating whether the veto as described in (a), (b) and/or (c) herein shall apply, shall be calculated at ninety percent (90%) of the fair market value that is determined in accordance with Article IV(II)(2)(v)(c).

(ii) A decision to sell, transfer, lease, pledge, license or dispose of all or assets that reflect in excess of 40% of the fair market value of the assets, rights or business of the Corporation. This veto shall not apply: (i) with respect to the holders of Series A Preferred, in the event that the transaction described herein yields a distribution reflecting A Qualified Value; (ii) with respect to the holders of Series B Preferred Stock, in the event that the transaction described herein yields a distribution reflecting B Qualified Value; (iii) with respect to the holders of Series C Preferred Stock and Series D Preferred Stock, in the event that the transaction described herein yields a distribution reflecting C Qualified Value.

(iii) A decision to declare or pay any dividend on or any other distribution of cash, shares, or other assets on account of the Common Stock of the Corporation;

(iv) A decision to effect a dissolution, liquidation or winding up of the Corporation and/or the cessation of all or a substantial part of the business of the Corporation. This veto shall not apply: (i) to the holders of Series A Preferred Stock, in the event that the transaction described herein yields a distribution reflecting A Qualified Value; (ii) to the holders of Series B Preferred Stock, in the event that the transaction described herein yields a distribution reflecting B Qualified Value; (iii) to the holders of Series C Preferred Stock and Series D Preferred Stock, in the event that the transaction described herein yields a distribution reflecting C Qualified Value.

(v) A decision to approve the annual budget of the Corporation (however, it is clarified that approval of the budget will be made by the Board of Directors);

(vi) A material change in the nature of the business as conducted by the Corporation prior to such decision, provided that this Section 6.1(vi) shall not be construed as a veto on any transaction to which another veto right under this Section 6.1 applies;

(vii) A decision to enter into any agreement with a holder of more than 5% of the Corporation’s share capital (on an as converted basis) or a director of the Corporation or any related party thereto.

6.2 Notwithstanding Section 6.1, and without limitation of any rights of the holders of preferred shares under applicable law, as long as the outstanding Preferred Stock represent at least 10% of the outstanding share capital of the Corporation (on an as-converted basis) all of the following decisions of the Corporation will require the affirmative vote of at least a majority of the Preferred Shares, voting together as one class (provided that if such decision under clause (i) or (ii) below would only adversely affect the Series A Preferred Stock or the Series B Preferred Stock or the Series C Preferred Stock or the Series D Preferred Stock or only some of these classes, as the case may be, then only the shares of such series of Preferred Stock shall be considered a separate class for the purpose of this Section 6.2):

(i) A decision to adopt any amendment of the certificate of incorporation and/or the bylaws of the Corporation that adversely affects the rights attached to the Preferred Stock, such as, without limitation, voting rights, liquidation rights, anti-dilution rights, dividend rights, first refusal rights and rights to appoint directors, as well as any amendment to this Section 6.

(ii) A decision which allows an authorization or issuance of any shares or other securities ("Shares") having rights, preferences or privileges senior to or on a parity with the Preferred Stock. For the purposes of this subsection (ii), Shares shall not include: (i) the issuance or sale of shares of stock (or options therefor) to employees, directors and consultants under stock plans approved by the Corporation’s Board of Directors; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (iii) any dividend payable in shares of Common Stock or any shares issued upon a subdivision or combination of such shares; (iv) the issuance of securities in connection with acquisitions of assets, businesses or companies, made by the Corporation or settlements of claims involving the Corporation (v) after the closing of the Series C Stock Purchase Agreement, the issuance of securities constituting up to 10% of the outstanding share capital of the Corporation immediately prior to such issuance, to a Strategic Investor, (herein defined as an entity that has entered into a material agreement with the Corporation such as an OEM agreement, agreement for purchase and/or sale of goods, or a joint project), which Strategic Investor has been designated as a Strategic Investor by a majority of the Board of Directors; and (vi) issuance of securities or warrants to a lending institution in connection with a Hybrid Financing, as defined in subsection 3.2 (vi) of the Investor Rights Agreement.

III. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(III).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section (II)(2) of Article IV hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI

   Issuances of stock of the Corporation are subject to certain preemptive rights of the stockholders of the Corporation as set forth and in accordance with the provisions of the Investors’ Rights Agreement.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX

[Reserved]

ARTICLE X

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute subject to the provisions of this Certificate of Incorporation.

ARTICLE XI

Section 1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Section 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 3. Neither any amendment nor repeal of any Section of this Article XI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, Wintegra, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 22nd day of June, 2006.

/s/  Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi
President and Chief Executive Officer